NEWS RELEASE	220 Liberty Street Warsaw, NY 14569

For Additional Information:
Karl F. Krebs
Executive VP & CFO
Phone: 585.786.1125
Email: KFKrebs@fiiwarsaw.com

FINANCIAL INSTITUTIONS COMPLETES REDEMPTION OF TARP FUNDS

WARSAW, N.Y., March 30, 2011 — Financial Institutions, Inc. (Nasdaq: FISI) (the “Company”) announced today that it has redeemed the remaining $25.0 million of its Series A Fixed Rate Cumulative Perpetual Preferred Stock, issued to the U.S. Department of the Treasury (the Treasury”) pursuant to the Troubled Asset Relief Program (“TARP”) in December 2008. The Company, which originally received a $37.5 million investment through the program, repaid $12.5 million in February 2011.

“Our participation in the Capital Purchase Program was meant to enhance our lending capacity and reinforce our already well-capitalized position during uncertain economic times,” said Peter G. Humphrey, the Company’s President and Chief Executive Officer. “In the past two years, traditional capital markets became available once again, and there are signs that a gradual economic recovery has begun. We believe it’s the right time to redeem the remainder of the TARP funds, which will save our company $1.9 million in annual preferred dividends.”

In conjunction with the company’s participation in the Capital Purchase Program, the U.S. Treasury received warrants for the right to purchase up to 378,175 shares of the Company’s common stock at a price of $14.88 per share. The Company also intends to repurchase the warrants in the second quarter of 2011 pursuant to the procedures set forth in the Securities Purchase Agreement between the Company and the U.S. Treasury.

About Financial Institutions, Inc.

With over $2.2 billion in assets, Financial Institutions, Inc. provides diversified financial services through its subsidiaries, Five Star Bank and Five Star Investment Services, Inc. Five Star Bank provides a wide range of consumer and commercial banking services to individuals, municipalities and businesses through a network of over 50 offices and more than 70 ATMs in Western and Central New York State. Five Star Investment Services provides brokerage and insurance products and services within the same New York State markets. The consolidated entity employs over 600 individuals. The Company’s stock is listed on the Nasdaq Global Select Market under the symbol FISI. Additional information is available at the Company’s website: www.fiiwarsaw.com.

Safe Harbor Statement

This press release may contain forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current beliefs or projections. There are a number of important factors that could affect the Company’s forward-looking statements which include its ability to implement its strategic plan, its ability to redeploy investment assets into loan assets, the attitudes and preferences of its customers, the competitive environment, fluctuations in the fair value of securities in the investment portfolio, and general economic and credit market conditions nationally and regionally. For more information about these factors please see the Company’s Annual Report on Form 10-K on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements. The Company undertakes no obligation to revise these statements following the date of this press release.